AGREEMENT OF MUTUAL UNDERSTANDING & SETTLEMENT

This Agreement is made and entered into this 18th day of September, 2014 by and between DONALD SUTHERLAND (“Sutherland”), an individual currently residing in the City of Mesa, AZ and JAMESON STANFORD RESOURCES CORPORATION, together with its wholly owned subsidiary Bolcan Mining Corporation (collectively, the “Company”) a public company with its principal office in the City of Tempe, AZ. Sutherland and the Company, each a (“Party”) and collectively (the “Parties”).

R E C I T A L S

WHEREAS, on or about January 3, 2013 Sutherland entered into a non-binding Memorandum of Understanding (the “MOU”) between Sutherland and The Bolcan Group, LLC (“TBG”) purporting, inter alia, to contract for the sale of common shares of the Company and grant a certain Royalty (the “Royalty”) amounting to “a minimum royalty payment of $0.50 per metric tonne (approx. 2,200 lbs.) of ore sold until principal monies are recooperated to Sutherland (sic), and

WHEREAS, under and in connection with the MOU Sutherland delivered $750,000 cash to TBG, together with certain physical labor services of Sutherland, and

WHEREAS, the Company subsequently determined that Michael Stanford (“Stanford”) was conducting an ongoing and pernicious fraud using the assets of the Company and the guise of TBG to fraudulently collect and divert monies otherwise purportedly to be used in connection with the ongoing mining operations of the Company, and

WHEREAS, the Company filed suit in the 5th Judicial District Court of Utah against Stanford in connection with his improper and fraudulent conduct in complaint No. 140500023, which litigation is currently pending before the courts, and

WHEREAS, certain controversy has arisen regarding the issuance of 5,360,000 shares of common stock of the Company and the Royalty to Sutherland in connection with the MOU, and

WHEREAS, the Parties desire to resolve any and all disputes and controversies between them regarding the 5,360,000 shares of common stock of the Company and the Royalty.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH, that in consideration of the payment of $10.00 by each party to the other, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and confirmed, the Parties hereby agree as follows:

1.	Cancellation of MOU:

The Parties acknowledge and confirm that the MOU, attached hereto as Exhibit “A”, is void ab initio and of no force or effect and shall not be referenced as being valid or enforceable by Sutherland against the Company.

2.	Return of Common Stock, Cancellation of Royalty:

Sutherland acknowledges and confirms that, as a result of the fact that the MOU between himself and TBG is void ab initio and of no force or effect, the delivery by the Company of 5,360,000 shares of its common stock to Sutherland (the “Invalid Shares”) is also of no valid or legal effect. Accordingly, the Parties have determined that the Invalid Shares shall be resolved by the following actions:

a.	Sutherland shall return Three Million Eight Hundred and Sixty Thousand (3,860,000) common shares of the Company (the “Cancellation Shares”); thereby leaving Sutherland with good and valid title to One Million Five Hundred Thousand (1,500,000) fully paid and non-assessable common shares of the Company at an average cost of $0.50 per share (the “Settlement Shares”). For greater certainty, nothing herein shall limit or restrict the number of shares of the common stock of the Company that Sutherland may own or acquire through any lawful means, and

b.	Sutherland shall, and does hereby, irrevocably and unconditionally surrender and waive any right, title or interest in and to the Cancellation Shares, and

c.	Sutherland shall, and does hereby, irrevocably and unconditionally surrender and waive any right, title or interest in and to the Royalty.

3.	Subscription:

Sutherland shall enter into a subscription agreement in respect of the Settlement Shares to be dated and effective as of the original date of issuance of the Invalid Shares.

4.	Miscellaneous:

4.1	Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.

4.2	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona for all purposes and in all respects, without giving effect to the conflict of law provisions thereof.

4.3	Integration; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersede any previous agreement or understanding between or among the parties with respect to such subjects. No party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

4.4	Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy or electronic mail to the party to whom notice is to be given (with a confirming copy being delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or via overnight courier providing a receipt and properly addressed. Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

4.5	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

4.6	Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

4.7	Venue. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Arizona and to the jurisdiction of the United States District Court for the District of Arizona for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action, or other proceeding arising out of or based upon this Agreement except in the state courts of Arizona or the United States District Court for the District Court for the District of Arizona, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

4.8	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

IN WITNESS WHEREOF, the Company and Sutherland have executed this Agreement as of the date first above written.

JAMESON STANFORD RESOURCES CORPORATION

By:	/s/ Donna S. Moore	By:	/s/ Donald Sutherland
	Donna S. Moore, CFO		Donald Sutherland